Exhibit 99.1

Contacts:

Genaissance:
Kevin Rakin	Rhonda Chiger (investors)
President & Chief Executive Officer	Rx Communications
Genaissance Pharmaceuticals, Inc.	917.322.2569
203.773.1450	rchiger@RxIR.com
k.rakin@genaissance.com
Tom Redington (media)
Redington, Inc.
(203) 222-7399
tredington@redingtoninc.com

For Immediate Release

GENAISSANCE REPORTS FIRST QUARTER 2005 RESULTS

Company Cites Progress In Key Areas,

Including Recent Increase In Cash Reserves

New Haven, CT, May 3, 2005 – Genaissance Pharmaceuticals, Inc. (NASDAQ: GNSC) today reported its financial results for the first quarter ended March 31, 2005, which include the results of operations of Lark Technologies, Inc. since being acquired on April 1, 2004.

Financial Results

For the three months ended March 31, 2005, revenues increased to $5.6 million, compared to revenues of $3.7 million for the three months ended March 31, 2004, primarily as a result of the Lark acquisition.  Operating expenses for the three months ended March 31, 2005, were $8.6 million, compared to operating expenses of $8.2 million for the three months ended March 31, 2004.  For the three months ended March 31, 2005, Genaissance’s net loss attributable to common stockholders was $3.3 million, or $0.09 per share, compared to a net loss of $4.8 million, or $0.21 per share, for the three months ended March 31, 2004.

As of March 31, 2005, Genaissance had cash and cash equivalents totaling $6.1 million, excluding the $2.0 million in new cash derived from the $4.5 million secured debt financing that closed on April 21, 2005.

“We believe that this was an important quarter for the Company with the FDA releasing its guidance for using pharmacogenomics in drug development and our progress in certain key business segments,” said Kevin Rakin, President and Chief Executive Officer of Genaissance.  “Importantly, we improved our financial position by substantially reducing our loss from operations and our balance sheet was bolstered through refinancing our bank debt, giving us $2.0 million of new cash.  Our pharmacogenomic support and DNA analysis businesses are developing positively and we are moving forward with our planning for a pharmacogenomic-based Phase II clinical trial of the novel anti-depressive drug vilazodone, licensed from Merck KGaA.”

Recent Highlights

Highlights during the quarter and the subsequent period up to today included: (1) issuance by the U.S. FDA of guidance that is expected to encourage the development of genetically-targeted medicines through broader use of pharmacogenomic technology; (2) a meeting with the FDA regarding the clinical development of vilazodone; (3) closing of a $4.5 million loan agreement; (4) increase in the sales of the FAMILIONTM Test; (5) presentation of partial results of the Company’s CARING study that may lead to wider use of the only antipsychotic known to reduce suicide among schizophrenics; (6) a joint license and co-marketing agreement to provide the next generation genetic screening assay for drug development and marketing; (7) receipt of a Notice of Allowance of a U.S. patent for genetic testing of a patient’s ability to metabolize certain drugs, which could improve the safety or therapeutic outcome of more than one-half of all drugs, including chemotherapeutic agents; and (8) a collaboration with the U.S. government and Monsanto to provide genetic tools for soybean breeding research.

FDA Guidance on Pharmacogenomics – In March 2005, the FDA issued its Guidance for Industry on Pharmacogenomic Data Submissions, which is expected to increase the pharmaceutical industry’s confidence level in pursuing marketing approval of targeted medicines guided by an individual’s genetic makeup and to aid the acceptance of pharmacogenomics into standard medical practice and prescription. The guidance supports Genaissance’s strategy of reviving failed late-stage therapeutics with pharmacogenomic-based clinical studies.  (For an informative article in the current issue of Pharmacogenomics, detailing Genaissance’s pharmacogenomic drug development strategy, including a special discussion on vilazodone, see: http://www.genaissance.com/pharmacogenomics/publications/reed_pharmacogenomics_2005.pdf.)

The new guidance specifies when and how pharmacogenomic data need to be submitted as part of applications for marketing approval of new drugs and should eventually enable safer and better drugs to reach the market.  The guidance also describes how pharmacogenomic data will be utilized by the agency in regulatory decision-making.

Vilazodone Clinical Development – On March 1, our vilazodone development team met with the Internal Pharmacogenomics Review Group at the FDA to discuss development plans for vilazodone and to gain valuable feedback from FDA personnel.  The IPRG consists of senior FDA officials representing CDER, CBER and CDRH.  The compound failed to meet its broad endpoints in Phase II clinical trials for depression, but did show signs of efficacy and a favorable side effect profile in the more than 1,000 patients tested.  Our plan is to arrange funding to conduct new Phase II trials using pharmacogenomics to identify the patient population most likely to respond to the drug.

Cash Reserves – In April 2005, Genaissance closed on a two-year, $4.5 million secured loan with Xmark Funds and its affiliates.  Proceeds from the loan were used to repay the remaining $2.5 million term loan with Comerica Bank and to provide additional working capital.  The loan bears interest at five percent and has no scheduled principal payments.  Principal is due in full on April 21, 2007, or earlier, depending on the Company’s cash liquidity and certain other events.  The funding removed the minimum cash balance requirements that were required under the Comerica Bank loan.

FAMILIONTM Test Sales Gained Momentum – Since its launch in late spring 2004, the FAMILION™ Test has gained acceptance with over 150 patient referrals made by nearly 50 pediatric and adult cardiologists and electro-physiologists.  Costs of the tests, which are performed in the Company’s CLIA-certified facility in New Haven, are reimbursed by Medicare and a significant number of major insurance companies.  Specialists utilize the test as a vital component in their evaluation and management of patients with inherited Long QT Syndrome and other ion channel abnormalities, which, if left untreated, can cause sudden cardiac death.

CARING Study Results – Preliminary data on genetic associations involved in a life-threatening blood disorder caused by clozapine, a highly regarded but under-prescribed medication for the treatment of schizophrenia, were presented on April 15 at Pharmacogenetics in Psychiatry Conference.  Genaissance believes that these findings may lead to a simple DNA test that could broaden the use of clozapine, the only approved antipsychotic known to reduce the incidence of suicide in schizophrenics.  A test of the type envisioned would identify individuals whose genetic signature predisposes them to clozapine-induced agranulocytosis, a dramatic lowering of white blood cells that can result in serious infection and death.  Individuals, who test negative for the gene variants, would potentially be able to take the drug, with fewer restrictions than exist today.

New Pharmacogenomic Services Focused on More Efficient Clinical Trials – Genaissance signed a joint license and co-marketing agreement with privately-held ParAllele BioScience, Inc. to provide genetic screening technology and services for drug development and marketing.  Under the terms of the agreement, ParAllele is licensing more than 400 proprietary single nucleotide polymorphisms (SNPs) from Genaissance.  These SNPs will be combined with others selected from the public domain, for a total of approximately 1,500 SNPs, which are incorporated into the MegAllele™ DME-T assay panel developed and marketed by ParAllele.  This new panel will provide full coverage of the genetic variation for more than 160 genes that are involved in drug metabolism and transport pathways. Genaissance will be the first company to offer the panel for use in a GLP-compliant environment.

Patent Portfolio Expanded – Genaissance received a notice of allowance from the U.S. Patent and Trademark Office.  The allowed patent, which is co-owned with Duke University, claims testing for a common genetic variant in the CYP3A4 gene to predict whether or not an individual is a poor metabolizer of certain drugs.  It is estimated at least 50 percent of all drugs, including chemotherapeutic agents and a wide variety of over-the-counter medications, are metabolized by CYP3A4.  Individuals with a reduced ability to metabolize these drugs may be at risk for adverse drug reactions.

Agricultural Genotyping – An agreement between Genaissance, Monsanto Company and the Agricultural Research Service, the chief scientific research agency of the U.S. Department of Agriculture, is expected to provide U.S. soybean plant breeders with new technology for more accurate and efficient plant breeding research.  The project’s intent is to map SNP DNA markers in soybeans, creating a detailed molecular genetic map of the soybean that includes a large number of SNP DNA markers along with pre-existing SSR (simple sequence repeat) markers.  In addition, all of the map position information and use of soybean SNP markers covered by the agreement will be freely available to all U.S. soy breeders and geneticists, creating the first publicly available map of its kind.

Conference Call

Genaissance will host a conference call and audio web cast to discuss events disclosed in this press release. The previously announced call is scheduled for today at 11:00 a.m., Eastern Time. To participate in this conference call, dial 719-457-2629, confirmation code 4544361, shortly before 11:00 a.m. ET.  A replay of the call will be available from 2:00 p.m. ET through midnight Monday, May 9, 2005.  The replay number is 719-457-0820, confirmation code 4544361.

About Genaissance
Genaissance Pharmaceuticals, Inc. is developing innovative products based on its proprietary pharmacogenomic technology and has a revenue-generating business in DNA and pharmacogenomic products and services.  Genaissance also markets its proprietary FAMILION™ Test, designed to detect mutations responsible for causing Familial Long QT and Brugada Syndromes, two causes of sudden cardiac death.  The Company’s product development strategy is focused on drug candidates with promising clinical profiles and finding genetic markers to identify a responsive patient population.  This strategy is designed to enable Genaissance to leverage existing clinical data and, thus, reduce the costs and risks associated with traditional drug development and increase the probability of clinical success and commercialization.  The Company’s lead therapeutic product, vilazodone for depression, is in Phase II of development.  For more information on Genaissance, visit the Company’s website at: www.genaissance.com.

This press release contains forward-looking statements, including statements about the expected growth and development of Genaissance’s business, such as Genaissance’s ability to effectively complete its vilazodone and clozapine programs, detect associations between clinical outcomes and genetic variation, the ability to assess how genetic variation can affect drug response, efforts to build a drug candidate pipeline, the timing and outcome of its genetic testing programs and the ability of Genaissance to apply its technologies to the development, marketing and prescribing of drugs and Genaissance’s ability to detect associations between clinical outcomes and genetic variation.  Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements, including, but not limited to, Genaissance’s ability to fund its drug development efforts, the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety, the attraction of new business and strategic partners, the adoption of the Company’s technologies by the pharmaceutical industry, the acceptance of the Company’s cardiac tests by health care providers, the timing and success of clinical trials, competition from pharmaceutical, biotechnology and diagnostics companies, the strength of the Company’s intellectual property rights and those risks identified in the Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 15, 2005, and in other filings the Company makes with the Securities and Exchange Commission from time to time.  The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release. Genaissance disclaims any obligation to update any forward-looking statement.

(Tables Follow)

GENAISSANCE PHARMACEUTICALS, INC.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004

Revenues:
License and research	$2,853	$2,868
Laboratory services	2,735	860

Total revenue	5,588	3,728

Operating Expenses:
Cost of laboratory services	2,027	861
Research and development	3,301	5,012
Selling, general and administrative	3,240	2,358

Total operating expenses	8,568	8,231

Loss from operations	(2,980)	(4,503)

Other income	34	75
Interest expense	(157)	(180)

Loss before income taxes and equity in loss of affiliate	(3,103)	(4,608)

Income tax (expense) benefit	(26)	49

Loss before equity in loss of affiliate	(3,129)	(4,559)

Equity in loss of affiliate	—	(150)

Net loss	(3,129)	(4,709)

Preferred stock dividends and accretion	(136)	(110)
Beneficial conversion feature of preferred stock and warrant	—	(6)

Net loss applicable to common stockholders	$(3,265)	$(4,825)

Net loss per common share, basic and diluted	$(0.09)	$(0.21)

Weighted average shares used in computing net loss per common share	34,629	23,194

Balance Sheet Data

(in thousands)

(unaudited)

	March 31,	Dec. 31,
	2005	2004

Cash and cash equivalents	$5,880	$9,174
Working capital	5,247	4,818
Total assets	46,023	50,038
Long-term debt	6,050	3,692
Stockholders’ equity	16,238	19,102

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